Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2025

Company Increases Full-Year 2025 Guidance and
Announces $150 Million Increase in Share Repurchase Authorization

MIAMI - October 30, 2025 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the third quarter and nine months ended September 30, 2025.

Third Quarter 2025 Highlights (compared to third quarter 2024):
•On a reported basis, revenue increased 9% to $400.2 million. On an organic constant currency basis1, revenue increased 4% and was unfavorably affected by approximately $7 million of intra-year academic calendar timing.
•Operating income for the third quarter of 2025 was $71.5 million, compared to operating income of $72.0 million for the third quarter of 2024.
•Net income for the third quarter of 2025 was $34.4 million, compared to net income of $85.3 million for the third quarter of 2024. The decrease in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2024 period, as well as a discrete tax benefit of $37.9 million recorded during the three months ended September 30, 2024.
•Adjusted EBITDA for the third quarter of 2025 was $94.8 million, compared to Adjusted EBITDA of $91.4 million for the third quarter of 2024. Adjusted EBITDA in the third quarter of 2025 was unfavorably affected by approximately $5 million of intra-year academic calendar timing.

Nine Months Ended September 30, 2025 Highlights (compared to nine months ended September 30, 2024):
•New enrollments increased 7%.
•Total enrollments increased 6%.
•On a reported basis, revenue increased 2% to $1,160.5 million. On an organic constant currency basis1, revenue increased 6%. Revenue was unfavorably affected by approximately $25 million of intra-year academic calendar timing attributable to later semester start dates in the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024.
•Operating income for the nine months ended September 30, 2025 was $251.6 million, compared to operating income of $249.8 million for the nine months ended September 30, 2024.
•Net income for the nine months ended September 30, 2025 was $112.3 million, compared to a net income of $202.8 million for the nine months ended September 30, 2024. The decrease in net income was mainly driven by the effect of changes in foreign currency exchange rates on intercompany balances compared to the 2024 period, as well as a discrete tax benefit of $37.9 million recorded during the nine months ended September 30, 2024.
•Adjusted EBITDA for the nine months ended September 30, 2025 was $314.7 million, compared to Adjusted EBITDA of $308.9 million for nine months ended September 30, 2024. Adjusted EBITDA in the nine months ended September 30, 2025 was unfavorably affected by approximately $21 million of intra-year academic calendar timing attributable to later semester start dates in 2025 as compared to 2024.
•Laureate expects that the intra-year academic calendar timing impacts on revenue and Adjusted EBITDA will be offset in the fourth quarter.

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures.

Eilif Serck-Hanssen, President and Chief Executive Officer, said “We are pleased to report another strong quarter, driven by favorable operating performance as well as a weaker U.S. dollar. We were especially encouraged by our continued ability to scale our fully online offerings in Peru through our industry-leading digital portfolio and to deliver continued growth in Mexico despite a softer macroeconomic environment. The results from the intake cycles, combined with favorable foreign currency trends, give us the confidence to increase our full-year outlook for 2025.”

Mr. Serck-Hanssen added, “We are also pleased to announce that the Board has authorized a $150 million increase in our stock buyback authorization. Our strong balance sheet and high free cash flow generation continue to allow us to deliver on our commitment to return excess capital to shareholders.”

Third Quarter 2025 Results

For the third quarter of 2025, revenue on a reported basis was $400.2 million, an increase of $31.6 million, or 9%, compared to the third quarter of 2024. On an organic constant currency basis, revenue increased 4%. Operating income for the third quarter of 2025 was $71.5 million, compared to $72.0 million for the third quarter of 2024, a decrease of $0.5 million. Net income for the third quarter of 2025 was $34.4 million, compared to net income of $85.3 million for the third quarter of 2024. The decrease in net income was attributable to a loss on foreign currency exchange during the third quarter of 2025 compared to a gain during the third quarter of 2024, mainly related to intercompany loan arrangements, as well as a discrete tax benefit of $37.9 million recorded during the three months ended September 30, 2024. Basic and diluted earnings per share for the third quarter of 2025 were $0.23.

Adjusted EBITDA for the third quarter of 2025 was $94.8 million, compared to Adjusted EBITDA of $91.4 million for the third quarter of 2024.

Nine Months Ended September 30, 2025 Results

New enrollments for the nine months ended September 30, 2025 increased 7%, compared to new enrollment activity for the nine months ended September 30, 2024, and total enrollments were up 6% compared to the prior-year period. New and total enrollments in Peru increased 13% and 8%, respectively, compared to the prior-year period. In Mexico, new and total enrollments were up 4% and 4%, respectively, compared to the prior-year period.

For the nine months ended September 30, 2025, revenue on a reported basis was $1,160.5 million, an increase of $17.3 million, or 2%, compared to the nine months ended September 30, 2024. On an organic constant currency basis, revenue increased 6%. Revenue for the nine months ended September 30, 2025 was unfavorably affected by approximately $25 million of intra-year academic calendar timing attributable to later semester start dates in 2025 as compared to 2024. Operating income for the nine months ended September 30, 2025 was $251.6 million, compared to operating income of $249.8 million for the nine months ended September 30, 2024, an increase of $1.8 million. Net income for the nine months ended September 30, 2025 was $112.3 million, compared to $202.8 million for the third quarter of 2024. The decrease in net income was attributable to a loss on foreign currency exchange during the nine months ended September 30, 2025 compared to a gain during the nine months ended September 30, 2024, mainly related to intercompany loan arrangements, as well as a discrete tax benefit of $37.9 million recorded during the nine months ended September 30, 2024. Basic and diluted earnings per share for the nine months ended September 30, 2025 were $0.74.

Adjusted EBITDA for the nine months ended September 30, 2025 was $314.7 million, compared to Adjusted EBITDA of $308.9 million for the nine months ended September 30, 2024. Adjusted EBITDA for the nine months ended September 30, 2025 was unfavorably affected by approximately $21 million of intra-year academic calendar timing attributable to later semester start dates in the 2025 period as compared to the 2024 period.

Balance Sheet and Capital Structure

Laureate has a strong balance sheet position. As of September 30, 2025, Laureate had $241.0 million of cash and cash equivalents and gross debt of $102.4 million. Accordingly, net cash was $138.6 million as of September 30, 2025.

Laureate repurchased approximately $71 million of its common stock during the nine months ended September 30, 2025 under the existing stock repurchase program previously announced on September 13, 2024. As of September 30, 2025, the Company had approximately $27 million of stock repurchase authorization remaining under its existing stock repurchase program.

As of September 30, 2025, Laureate had 147.4 million total shares outstanding.

Increase in Share Repurchase Program

Laureate today announced that its board of directors approved a $150 million increase to its existing stock repurchase program, from $100 million to $250 million, to acquire shares of the Company's common stock. After giving effect to this new authorization and taking into account the $73 million of cumulative repurchases to date, the Company may repurchase up to approximately $177 million of its common stock under its stock repurchase program, which has no fixed expiration date. The Company intends to finance the repurchases with free cash flow, excess cash and liquidity on-hand, including available capacity under its Revolving Credit Facility. The Company’s proposed repurchases may be made from time to time on the open market at prevailing market prices, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Repurchases may be effected pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act. The Company’s board will review the share repurchase program periodically and may authorize adjustment of its terms and size or suspend or discontinue the program.

Outlook for Fiscal 2025

Laureate is updating its 2025 outlook to reflect favorable results from the recently closed enrollment intakes and improved foreign currency rates.

Based on assumed foreign exchange rates2, Laureate now expects its full-year 2025 results to be as follows:

•Total enrollments are expected to be approximately 494,000 students, reflecting growth of 5% versus 2024;
•Revenues now expected to be in the range of $1,681 million to $1,686 million, reflecting growth of 7%-8% on an as-reported basis and growth of approximately 8% on an organic constant currency basis versus 2024; and
•Adjusted EBITDA now expected to be in the range of $508 million to $512 million, reflecting growth of 13%-14% on an as-reported basis and 12%-13% on an organic constant currency basis versus 2024.

Reconciliations of forward-looking non-GAAP measures, specifically the 2025 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort. Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

2 Based on actual FX rates for January-October 2025, and assumed FX rates (local currency per U.S. Dollar) of MXN 18.75 and PEN 3.48 for November 2025 - December 2025. FX impact may change based on fluctuations in currency rates in future periods.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ32025 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 20, 2025, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, Adjusted net income, Adjusted earnings per share (Adjusted EPS), and total cash and cash equivalents, net of debt (or net cash). We have included the non-GAAP measures of Adjusted EBITDA and net cash because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. We have included the non-GAAP measures of Adjusted net income and Adjusted EPS because management believes that these measures provide investors with better visibility into the Company’s underlying earnings as they exclude items that may not be indicative of our core operating results.

Adjusted EBITDA consists of net income (loss), before (income) loss from discontinued operations, net of tax, equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), (gain) loss on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, interest expense, interest income, and loss on debt extinguishment, plus depreciation and amortization, share-based compensation expense, and loss on impairment of assets. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

We define Adjusted net income as net income (loss), before (income) loss from discontinued operations, plus discrete tax items, loss on debt extinguishment, loss (gain) on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, and loss on impairment of assets. We define Adjusted EPS as Adjusted net income divided by GAAP diluted weighted average shares outstanding. Adjusted net income and Adjusted EPS provide a useful indicator about Laureate’s earnings from core operations.

Total cash and cash equivalents, net of debt (or net cash) consists of total cash and cash equivalents, less total gross debt. Net cash provides a useful indicator about Laureate’s leverage and liquidity.

Free Cash Flow consists of operating cash flow minus capital expenditures (net of sales of PP&E). Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debt.

Adjusted EBITDA to Unlevered Free Cash Flow Conversion consists of Unlevered Free Cash Flow (which is defined as cash flows from operating activities, less capital expenditures (net of sales of PP&E), plus net cash interest expense) divided by Adjusted EBITDA. Adjusted EBITDA to Unlevered Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flows.

Laureate’s calculations of Adjusted EBITDA, Adjusted net income, Adjusted EPS, and total cash and cash equivalents, net of total debt (or net cash) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA, Adjusted net income and Adjusted EPS are reconciled from their most directly comparable GAAP measures in the attached tables under “Non-GAAP Reconciliations.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling more than 470,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	YTD 3Q 2025	YTD 3Q 2024	Change	As of 09/30/2025	As of 09/30/2024	Change
Mexico	158,000	152,400	4%	277,000	266,600	4%
Peru	100,800	89,400	13%	234,400	216,700	8%
Laureate	258,800	241,800	7%	511,400	483,300	6%

Consolidated Statements of Operations

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS (except per share amounts)	2025	2024	Change	2025	2024	Change
Revenues	$400.2	$368.6	$31.6	$1,160.5	$1,143.2	$17.3
Costs and expenses:
Direct costs	316.5	286.0	30.5	872.3	858.9	13.4
General and administrative expenses	12.2	10.6	1.6	36.7	34.6	2.1
Operating income	71.5	72.0	(0.5)	251.6	249.8	1.8
Interest income	2.1	2.4	(0.3)	5.0	6.3	(1.3)
Interest expense	(2.6)	(5.0)	2.4	(8.1)	(14.8)	6.7
Other income, net	0.2	0.9	(0.7)	1.0	0.5	0.5
Foreign currency exchange (loss) gain, net	(2.3)	14.5	(16.8)	(31.1)	36.4	(67.5)
Loss on disposal of subsidiaries, net	—	—	—	—	(3.1)	3.1
Income from continuing operations before income taxes	68.8	84.9	(16.1)	218.4	275.0	(56.6)
Income tax (expense) benefit	(34.5)	0.5	(35.0)	(106.3)	(72.5)	(33.8)
Income from continuing operations	34.4	85.3	(50.9)	112.0	202.5	(90.5)
Income from discontinued operations, net of tax	—	—	—	0.2	0.3	(0.1)
Net income	34.4	85.3	(50.9)	112.3	202.8	(90.5)
Net loss (income) attributable to noncontrolling interests	0.1	0.1	—	(2.2)	—	(2.2)
Net income attributable to Laureate Education, Inc.	$34.5	$85.5	$(51.0)	$110.1	$202.8	$(92.7)

Basic and diluted earnings per share:
Basic weighted average shares outstanding	147.4	151.6	(4.2)	148.5	154.2	(5.7)
Diluted weighted average shares outstanding	148.2	152.2	(4.0)	149.2	154.7	(5.5)
Basic and diluted earnings per share	$0.23	$0.56	$(0.33)	$0.74	$1.31	$(0.57)

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the three months ended September 30,	2025	2024	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$194.8	$182.5	7%	5%	$12.3	$9.4	$—	$2.9
Peru	205.3	186.1	10%	3%	19.2	6.3	—	12.9
Corporate & Eliminations	—	—	nm	nm	—	—	—	—
Total Revenues	$400.2	$368.6	9%	4%	$31.6	$15.8	$—	$15.8

Adjusted EBITDA
Mexico	$25.7	$20.0	29%	25%	$5.7	$4.9	$—	$0.8
Peru	78.1	79.8	(2)%	(9)%	(1.7)	(6.9)	—	5.2
Corporate & Eliminations	(8.9)	(8.3)	(7)%	(7)%	(0.6)	(0.6)	—	—
Total Adjusted EBITDA	$94.8	$91.4	4%	(3)%	$3.4	$(2.6)	$—	$6.0

			% Change		$ Variance Components
For the nine months ended September 30,	2025	2024	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$601.5	$615.2	(2)%	8%	$(13.7)	$52.2	$—	$(65.9)
Peru	558.9	528.0	6%	2%	30.9	11.0	—	19.9
Corporate & Eliminations	0.1	0.1	—%	—%	—	—	—	—
Total Revenues	$1,160.5	$1,143.2	2%	6%	$17.3	$63.3	$—	$(46.0)

Adjusted EBITDA
Mexico	$136.1	$128.1	6%	21%	$8.0	$26.9	$—	$(18.9)
Peru	206.5	209.4	(1)%	(5)%	(2.9)	(11.0)	—	8.1
Corporate & Eliminations	(27.9)	(28.6)	2%	2%	0.7	0.7	—	—
Total Adjusted EBITDA	$314.7	$308.9	2%	5%	$5.8	$16.6	$—	$(10.8)
nm - percentage changes not meaningful
(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” percentage changes are calculated by dividing the Organic Constant Currency amounts by the 2024 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	September 30, 2025	December 31, 2024	Change
Assets
Cash and cash equivalents	$241.0	$91.4	$149.6
Receivables (current), net	84.7	91.8	(7.1)
Other current assets	44.7	43.6	1.1
Property and equipment, net	570.0	514.3	55.7
Operating lease right-of-use assets, net	283.6	292.4	(8.8)
Goodwill and other intangible assets	777.1	711.3	65.8
Deferred income taxes	66.9	60.8	6.1
Other long-term assets	46.8	45.6	1.2
Current and long-term assets held for sale	1.6	11.0	(9.4)
Total assets	$2,116.6	$1,862.1	$254.5

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$228.1	$187.6	$40.5
Deferred revenue and student deposits	90.8	64.3	26.5
Total operating leases, including current portion	337.4	327.1	10.3
Total long-term debt, including current portion	101.0	100.3	0.7
Other liabilities	239.7	214.5	25.2
Current and long-term liabilities held for sale	—	9.7	(9.7)
Total liabilities	997.0	903.5	93.5
Redeemable equity	1.4	1.4	—
Total stockholders' equity	1,118.1	957.1	161.0
Total liabilities and stockholders' equity	$2,116.6	$1,862.1	$254.5

Consolidated Statements of Cash Flows

	For the nine months ended September 30,
IN MILLIONS	2025	2024	Change
Cash flows from operating activities
Net income	$112.3	$202.8	$(90.5)
Depreciation and amortization	53.3	52.1	1.2
(Gain) loss on lease terminations and disposals of subsidiaries and property and equipment, net	(0.3)	6.5	(6.8)
Deferred income taxes	—	(39.9)	39.9
Unrealized foreign currency exchange loss (gain)	30.9	(38.6)	69.5
Income tax receivable/payable, net	5.2	(21.4)	26.6
Working capital, excluding tax accounts	(0.6)	(37.7)	37.1
Other non-cash adjustments	72.0	68.3	3.7
Net cash provided by operating activities	272.8	192.0	80.8
Cash flows from investing activities
Purchase of property and equipment	(36.1)	(34.6)	(1.5)
Receipts from sales of property and equipment	0.2	3.3	(3.1)
Net receipts from sales of discontinued operations	0.1	0.8	(0.7)
Net cash used in investing activities	(35.7)	(30.5)	(5.2)
Cash flows from financing activities
Increase in long-term debt, net	(22.6)	(8.4)	(14.2)
Payments to repurchase common stock and excise tax payments	(71.6)	(100.0)	28.4
Financing other, net	(2.7)	(3.3)	0.6
Net cash used in financing activities	(96.9)	(111.7)	14.8
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	8.1	(6.2)	14.3
Change in cash included in current assets held for sale	0.3	0.2	0.1
Net change in Cash and cash equivalents and Restricted cash	148.6	43.8	104.8
Cash and cash equivalents and Restricted cash at beginning of period	97.9	96.9	1.0
Cash and cash equivalents and Restricted cash at end of period	$246.4	$140.7	$105.7

Non-GAAP Reconciliation (1 of 3)

The following table reconciles Net income to Adjusted EBITDA:

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2025	2024	Change	2025	2024	Change
Net income	$34.4	$85.3	$(50.9)	$112.3	$202.8	$(90.5)
Plus:
Income from discontinued operations, net of tax	—	—	—	(0.2)	(0.3)	0.1
Income from continuing operations	34.4	85.3	(50.9)	112.0	202.5	(90.5)
Plus:
Income tax expense (benefit)	34.5	(0.5)	35.0	106.3	72.5	33.8
Income from continuing operations before income taxes	68.8	84.9	(16.1)	218.4	275.0	(56.6)
Plus:
Loss on disposal of subsidiaries, net	—	—	—	—	3.1	(3.1)
Foreign currency exchange loss (gain), net	2.3	(14.5)	16.8	31.1	(36.4)	67.5
Other income, net	(0.2)	(0.9)	0.7	(1.0)	(0.5)	(0.5)
Interest expense	2.6	5.0	(2.4)	8.1	14.8	(6.7)
Interest income	(2.1)	(2.4)	0.3	(5.0)	(6.3)	1.3
Operating income	71.5	72.0	(0.5)	251.6	249.8	1.8
Plus:
Depreciation and amortization	19.6	16.6	3.0	53.3	52.1	1.2
EBITDA	91.1	88.6	2.5	304.9	301.9	3.0
Plus:
Share-based compensation expense (1)	3.8	2.8	1.0	9.7	7.1	2.6
Adjusted EBITDA	$94.8	$91.4	$3.4	$314.7	$308.9	$5.8
(1) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

Non-GAAP Reconciliations (2 of 3)

The following table reconciles Net income to Adjusted net income and Adjusted EPS:

	For the three months ended September 30,
	2025		2024
IN MILLIONS, except per share amounts		(per share) (1)		(per share) (1)
Net income	$34.4	$0.23	$85.3	$0.56
Plus:
Income from discontinued operations, net of tax	—	—	—	—
Income from continuing operations	34.4	0.23	85.3	0.56
Plus:
Discrete tax items (2)	—	—	(37.9)	(0.25)
Loss on debt extinguishment	—	—	—	—
Loss on disposal of subsidiaries, net	—	—	—	—
Foreign currency exchange loss (gain), net	2.3	0.02	(14.5)	(0.10)
Loss on impairment of assets	—	—	—	—
Adjusted net income	$36.7	$0.25	$32.9	$0.22

Diluted weighted average shares outstanding		148.2		152.2
(1) Per share amounts on a dilutive basis. Earnings per share is calculated based on income available to common shareholders, which excludes income attributable to noncontrolling interests.
(2) For 2024, discrete tax items represent a non-recurring, non-cash deferred tax benefit of approximately $37.9 million related to the release of a deferred tax liability that was no longer required upon completion of an entity restructuring.

Non-GAAP Reconciliations (3 of 3)

The following table reconciles Net income to Adjusted net income and Adjusted EPS:

	For the nine months ended September 30,
	2025		2024
IN MILLIONS, except per share amounts		(per share) (1)		(per share) (1)
Net income	$112.3	$0.74	$202.8	$1.31
Plus:
Income from discontinued operations, net of tax	(0.2)	—	(0.3)	—
Income from continuing operations	112.0	0.74	202.5	1.31
Plus:
Discrete tax items (2)	(4.7)	(0.03)	(37.9)	(0.24)
Loss on debt extinguishment	—	—	—	—
Loss on disposal of subsidiaries, net	—	—	3.1	0.02
Foreign currency exchange loss (gain), net	31.1	0.21	(36.4)	(0.24)
Loss on impairment of assets	—	—	—	—
Adjusted net income	$138.5	$0.92	$131.3	$0.85

Diluted weighted average shares outstanding		149.2		154.7
(1) Per share amounts on a dilutive basis. Earnings per share is calculated based on income available to common shareholders, which excludes income attributable to noncontrolling interests.
(2) For 2025, discrete tax items represent a non-recurring, non-cash income tax benefit of approximately $4.7 million that was recorded upon resolution of a tax contingency related to a dormant subsidiary. For 2024, discrete tax items represent a non-recurring, non-cash deferred tax benefit of approximately $37.9 million related to the release of a deferred tax liability that was no longer required upon completion of an entity restructuring.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.